FIFTH  AMENDMENT

THIS FIFTH AMENDMENT dated as of May 6, 2014  (this "Amendment")  amends the Amended and Restated Credit Agreement dated as of May 25,  2012 (as previously   amended,  the "Credit Agreement")  among Nu Skin Enterprises, Inc.  (the "Company"),  various financial institutions (the "Lenders") and JPMorgan Chase Bank,  N.A., as administrative agent (in such capacity,  the "Administrative  Agent"). Capitalized terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise  requires,  used herein as defined  therein.

WHEREAS, the Company,  the Lenders and the Administrative Agent have entered  into the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth herein; NOW,  THEREFORE,  the parties hereto agree as follows:

SECTION   1  Amendments.  Subject to the satisfaction of the conditions precedent set forth in Section  3, the Credit Agreement is amended as follows:

1.1       The definition of  "Commitment Amount" contained in Section  1.1 of the Credit Agreement is amended in its entirety to read as follows:

       Commitment Amount  means  (a)  from  May  6, 2014  through  June 29,  2014, $51,116,264.44,  (b) from June 30, 2014 through  July 30, 2014, $36,116,264.44, and (c) thereafter, $21,116,264.44,  in each case  (i) giving  effect  to any reduction pursuant to Section 6.1 (it being  understood   and agreed  that, if the Commitment   Amount  is reduced pursuant to such Section 6.1, it will not automatically increase at any time thereafter) and (ii) so long as the Commitment Amount does not at any time exceed the amount set forth above for any relevant  period, giving effect to any increase pursuant to Section 6.2.

1.2       The definition of, "Termination Date" contained in Section 1.1 of the Credit Agreement is amended by replacing the reference therein to "May  9, 2014" with "August   8, 2014".

1.3      Section 10.15 of the Credit Agreement  is amended and restated  in its entirety to read as follows:

10.15   Restricted   Payments.  Not, and not permit any Restricted Subsidiary to, at any time declare or make, or become required to declare or make,  any Restricted Payment, unless after giving effect thereto,  (i) the aggregate amount of all Restricted Payments declared or made after June 30, 2012 does not exceed the sum of  (a)$100,000,000 plus (b) 100% of (x) the aggregate amount of Cash Flow from Operations for the period commencing on July 1, 2012 and terminating at the end of the last fiscal quarter immediately preceding the date of any proposed  Restricted  Payment minus (y) the aggregate  amount of all Capital Expenditures during such period  (the sum of  the immediately preceding clauses (a) and (b) at any time being referred to as the "Cash Flow Allowance");  provided that (1) during the fiscal quarter ending March 31, 2014 the aggregate  amount of all Restricted Payments declared or made after June 30, 2012 may exceed the applicable Cash Flow Allowance by up to $50,000,000, (2) during the fiscal quarter ending June 30, 2014 the aggregate amount of all Restricted Payments declared or made after June 30, 2012 may exceed the applicable Cash Flow Allowance by up to $100,000,000 and  (3) during the fiscal quarter ending September 30, 2014   the aggregate amount of all Restricted Payments  declared or made after June 30, 2012 may exceed tile applicable Cash Flow Allowance by up to $50,000,000; and (ii) no Event of Default or Unmatured Event of Default exists or would exist after giving effect to such Restricted Payment.

1.4       Schedule 1.1 to the Credit Agreement is amended in its entirety to read as set Forth as Schedule 1.1 hereto.

SECTION 2   Warranties. The Company represents and warrants to the Administrative Agent and the Lenders that (a) each warranty set forth  in Section 9 of the Credit Agreement (other than Section 9.9(a))  is  true and correct in all material respects as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date (except to the extent any such warranty expressly relates to a specific earlier date, in which case such warranty was true and correct in all material respects as of such earlier date), (b) there are no actions, suits or proceedings  pending or, to the knowledge   of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary   in any court or before any arbitrator of any kind or before or by any Governmental  Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect at any time prior to the Termination Date (or, if later, the date on which all Commitments  and Letters of Credit have terminated   and all obligations  of the Company under the Loan Documents have been  paid in full), (c) after giving effect to this amendment, no Event of Default or Unmatured Event of Default exists and (d) the Credit Agreement  as amended  hereby constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by  (i)  applicable bankruptcy,  insolvency,  reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles  of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3   Effectiveness.  The amendments set forth in Section  1 above shall become effective as of the date hereof (or, in the ease of the amendment set forth in Section 1.3 above, as of January 1,  2014)  when the Administrative Agent has received  (a) counterparts of this Amendment executed by the Company and each Lender and (b) a fully executed and effective amendment to the Senior Note Purchase Agreement and any other Material Credit Facility (if any) which provides  for an amendment thereto which is substantially identical to the amendment provided in Section 1.3 above; provided that no such amendment need be provided, for any Material Credit Facility if similar language is already included in such other Material Credit Facility.

SECTION 4        Miscellaneous.

4.1      Continuing Effectiveness, etc.  As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  After the effectiveness of this Amendment,  all references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Credit Agreement as amended hereby.

4.2      Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment Delivery to the Administrative  Agent of a counterpart hereof, or a signature page hereto, by facsimile or by email in .pdf or similar format shall be effective as an original, manually-signed counterpart.

4.3          Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York, without regard to conflict of laws principles.

4.4      Successors  and Assigns.  This Amendment shall be binding upon the Company, the Lenders and the Administrative  Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

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Delivered as of the day and year first above written.

NU SKIN ENTERPRISES, INC.

By:                      /s/Ritch N. Wood
Title:                      Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as
Administrative Agents and as a Lender

By:                        Richard M. Nixon
Title:                    Senior Underwriter

Nu Skin Fifth Amendment

SCHEDULE 1.1

PRICING SCHEDULE

The Applicable Margin for Floating Rate Loans, Eurodollar Loans and Yen LlBOR Loans, the rate per annum applicable to Letter of Credit fees and the Commitment Fee Rate, respectively,   shall be determined in accordance with the table below.

Applicable Margin for Eurodollar Loans and Yen LIBOR Loans	0.7500%
Applicable Margin for Floating Rate Loans	0.000%
Fee for Standby Letters of Credit	1.000%
Commitment Fee Rate	0.250%

Schedule 1.1